Company Contact: Fortress International Group, Inc. Timothy C. Dec, Chief Financial Officer Phone: (410) 423-7438
Investor Contact:
Fortress International Group, Inc.
Harvey L. Weiss
Vice Chairman
Phone: (410) 423-7425
hweiss@thefigi.com

The Piacente Group, Inc.
Brandi Floberg / Lee Roth
Phone: (212) 481-2050
figi@tpg-ir.com

FORTRESS INTERNATIONAL GROUP, INC. REPORTS
FOURTH QUARTER AND FULL-YEAR 2009 FINANCIAL RESULTS

COLUMBIA, MD, March 30, 2010 -- Fortress International Group, Inc. (NASDAQ: FIGI), a provider of consulting and engineering, construction management and 24/7/365 site services for mission-critical facilities, today announced its financial results for the fourth quarter and full year ended December 31, 2009.

During the fourth quarter of 2009, Fortress completed the sale of its Rubicon Professional Services division. Sales and operations under this division are now classified as discontinued operations in the Company’s financial statements for the 2009 and 2008 fourth quarter and full year periods.

For the fourth quarter ended December 31, 2009, the Company reported revenue from continuing operations of $9.0 million, compared with revenue from continuing operations of $26.5 million for the fourth quarter of 2008. The decrease in revenue was primarily attributable to a reduction in revenue from the Company’s Construction Management division.

Gross profit from continuing operations for the fourth quarter of 2009 was $1.5 million, or 16.7%, compared with gross profit from continuing operations of $3.6 million, or 13.6%, for the fourth quarter of 2008.

Net loss from continuing operations for the fourth quarter of 2009 was ($0.7) million, or ($0.06) per share, compared with a net loss from continuing operations of ($18.1) million, or ($1.43) per share, for the fourth quarter of 2008.

Adjusted EBITDA loss from continuing operations for the fourth quarter ended December 31, 2009 was ($0.9) million, compared with adjusted EBITDA from continuing operations of approximately $0.8 million for the fourth quarter of 2008. The Company defines adjusted EBITDA as earnings before non-cash equity-based compensation, interest, taxes, depreciation and amortization, impairment loss on goodwill and other intangibles, and provision for bad debt expense. Adjusted EBITDA is a non-GAAP measurement presented to provide further information about the Company's operating trends.

For the quarter ended December 31, 2009, total net loss, including loss from discontinued operations, was ($1.0) million, or ($0.08) per share, compared with a total net loss of ($21.4) million, or ($1.70) per share for the comparable 2008 period.

For the year ended December 31, 2009, the Company reported revenue from continuing operations of $48.1 million, compared with revenue from continuing operations of $86.7 million for the year ended December 31, 2008.

Gross profit from continuing operations for the year ended December 31, 2009 was $7.9 million, or 16.4%, compared with gross profit from continuing operations of $12.9 million, or 14.9%, for the year ended December 31, 2008.

Net loss from continuing operations for 2009 was ($16.2) million, or ($1.28) per share, compared with a net loss from continuing operations for 2008 of ($28.0) million, or ($2.28) per share.

Adjusted EBITDA loss from continuing operations (as defined above) for 2009 was approximately ($2.6) million, compared with adjusted EBITDA loss from continuing operations for 2008 of ($2.4) million.

Total net loss for 2009, including loss from discontinued operations, was ($18.8) million, or ($1.48) per share, compared with total net loss for 2008 of ($32.9) million, or ($2.68) per share.

As of December 31, 2009, Fortress’ backlog from continuing operations totaled $47.1 million.

Commenting on the results, Chief Executive Officer Thomas P. Rosato stated, “Our results for the fourth quarter reflect a number of adjustments, as well as the results of our efforts to restructure the Company’s operations in order to minimize uncertainties as we move forward.  During the year, management’s efforts were primarily focused on ensuring the Company’s long-term viability through an extremely difficult period for Fortress, for our customers and for the industry as a whole. The sale of the Rubicon division helped improve our balance sheet by adding approximately $0.8 million to our cash reserve, eliminated earn out obligations for 2009 and eliminated certain employment agreement obligations while preserving our core competencies. We believe the divestiture of Rubicon and the resulting change in organizational focus will provide us with greater revenue stability in the near-term, without sacrificing the long-term growth opportunity. Additionally, the restructuring of the seller’s note held by our President, Jerry Gallagher, improved our working capital position and reduced interest obligations.”

Mr. Rosato continued, “In line with our strategy to concentrate on our core business opportunity and reduce our cost structure, we expect to save financial and management resources based on our recently announced decision to delist from the NASDAQ Capital Market. We believe that these moves have made Fortress a leaner, more focused organization dedicated to adding significant value for our customers and partners while maintaining the agility to grow our business as the market recovers.

“With these steps behind us, our focus during 2010 is to continue developing our Facilities Management business, which is characterized by long-term contracts and provides predictable recurring revenue streams as well as solid gross margins. We believe that this strategy is sound and that the changes we have made position Fortress well for future growth,” Mr. Rosato concluded.

Chief Financial Officer Timothy C. Dec added, “Over the last year, we have made important strategic decisions to improve our financial position. The sale of our Rubicon division during the fourth quarter, coupled with the first quarter 2010 collection of an accounts receivable item that had previously been written off, has markedly improved our cash position. The sale of the Rubicon division, along with the cost cutting measures we implemented throughout 2009, is expected to reduce annual SG&A expenses by approximately 25% in 2010. We will work to maintain these expense levels even as sales begin to ramp-up, reducing our break-even point and easing the path to positive EBITDA. Following this restructuring of our business, we believe we have positioned ourselves both operationally and fiscally to address the new opportunities that are before us.”

Quarterly Conference Call Details

The Company will conduct its regularly scheduled financial announcement conference call on Tuesday, March 30, 2010, at 9:00 a.m. EDT. Investors may listen to the conference call via telephone at: 877-941-2069 (U.S./Canada) or 480-629-9713 (international) or via live audio web cast on the investor relations section of the Company's website at www.thefigi.com.

An audio replay of the conference call will also be available approximately two hours after the conclusion of the call and will be available until Tuesday, April 13, 2010. The audio replay can be accessed by dialing 800-406-7325 (U.S./Canada) or 303-590-3030 (international) and entering conference call ID 4262366, or via an archived webcast available on the investor relations section of the Company's website at www.thefigi.com.

About Non-GAAP Financial Measures

The Company uses adjusted EBITDA as a measure of the Company's operating trends. Investors are cautioned that adjusted EBITDA is not a measure of liquidity or of financial performance under Generally Accepted Accounting Principles (GAAP). The adjusted EBITDA numbers presented may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading "Adjusted EBITDA Reconciliation" following the Consolidated Statements of Operations included in this press release.

About Fortress International Group, Inc.

Fortress International Group, Inc. is leading mission-critical facilities into a new era of maximum uptime and efficiency. Fortress provides consulting and engineering, construction management and 24/7/365 site services for the world's most technology dependent organizations. Serving as a trusted advisor, Fortress delivers the strategic guidance and pre-planning that makes every stage of the critical facility lifecycle more efficient. For those who own, lease or manage mission-critical facilities, Fortress provides innovative end-to-end capital management, energy, IT strategy, procurement, design, construction, implementation and operations solutions that optimize performance and reduce cost.

Fortress International Group, Inc. is headquartered in Maryland, with offices throughout the U.S. For more information, visit: www.FortressInternationalGroup.com or call 888-321-4877.

Fortress International Group, Inc. -- setting a new standard for the optimized critical facility.

Forward Looking Statements

This press release may contain "forward-looking statements" -- that is, statements related to future -- not past -- events, plans, and prospects. In this context, forward-looking statements may address matters such as our expected future business and financial performance, and often contain words such as "guidance," "expects," "anticipates," "intends," "plans," "believes," "seeks," "should," or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could adversely or positively affect the Company's future results include: the Company's reliance on a significant portion of its revenues from a limited number of customers; risks relating to our ability to continue as a going concern; the uncertainty whether the Company can raise substantial additional funds to continue its operations; risks associated with our effort to meet our working capital requirements and scheduled maturities of indebtedness absent restructuring; the uncertainty as to whether the Company can replace its declining backlog; risks involved in properly managing complex projects; risks relating to revenues under customer contracts, many of which can be canceled on short notice; the uncertainty whether potential contracts and our backlog would materialize; risks relating to our ability to implement a reduction in our expenses; risks relating our ability to continue to implement our business plan; risks relating to our liquidity; risks relating to our ability to meet all of the terms and conditions of our debt obligations; uncertainty related to current economic conditions and the related impact on demand for our services; and other risks and uncertainties disclosed in the Company's filings with the Securities and Exchange Commission. These uncertainties may cause the Company's actual future results to be materially different than those expressed in the Company's forward-looking statements. The Company does not undertake to update its forward-looking statements.

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FORTRESS INTERNATIONAL GROUP, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2009	2008
Current Assets
Cash and cash equivalents	$2,263,146	$11,725,892
Contract and other receivables, net	14,196,772	15,389,488
Costs and estimated earnings in excess of billings
on uncompleted contracts	1,056,543	1,385,954
Prepaid expenses and other current assets	1,007,371	537,795
Current assets of discontinued business	-	8,979,342
Total current assets	18,523,832	38,018,471
Property and equipment, net	612,569	813,540
Goodwill	3,811,127	3,906,330
Other intangible assets, net	60,000	10,919,729
Other assets	246,218	225,553
Noncurrent assets of discontinued business	-	3,555,422
Total assets	$23,253,746	$57,439,045
Liabilities and Stockholders’ Equity
Current Liabilities
Notes payable, current portion	$183,679	$1,688,845
Convertible note, current portion	-	-
Accounts payable and accrued expenses	8,038,658	19,442,099
Billings in excess of costs and estimated earnings
on uncompleted contracts	6,536,752	3,724,096
Current liabilities of discontinued business	-	7,276,560
Total current liabilities	14,759,097	32,131,600
Notes payable, less current portion	152,343	311,709
Convertible notes, less current portion	4,000,000	4,000,000
Other liabilities	186,905	137,198
Total liabilities	19,098,345	36,580,507
Commitments and Contingencies	-	-
Stockholders’ Equity
Preferred stock- $.0001 par value; 1,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock- $.0001 par value, 100,000,000 shares authorized; 13,142,962 and 12,797,296 issued; 12,846,709
and 12,621,716 outstanding at December 31, 2009 and December 31, 2008, respectively	1,314	1,279
Additional paid-in capital	63,442,796	61,262,218
Treasury stock 296,253 and 175,580 shares at cost at	(959,971)	(869,381)
December 31, 2009 and December 31, 2008, respectively
Accumulated deficit	(58,328,730)	(39,535,578)
Total stockholders' equity	4,155,409	20,858,538
Total liabilities and stockholders’ equity	$23,253,746	$57,439,045

FORTRESS INTERNATIONAL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2009	2008	2009	2008
Results of Operations:
Revenue	$9,012,657	$26,499,093	$48,111,430	$86,674,156
Cost of revenue	7,524,605	22,875,269	40,220,290	73,780,479
Gross profit	1,488,052	3,623,824	7,891,140	12,893,677
Operating expenses:
Selling, general and administrative	2,072,462	3,518,068	12,312,243	17,578,565
Depreciation and amortization	106,187	110,964	412,161	464,438
Amortization of intangibles	-	422,949	919,230	1,742,385
Impairment loss on goodwill and other intangibles	-	17,596,409	10,254,904	20,828,460
Total operating costs	2,178,649	21,648,390	23,898,538	40,613,848
Operating loss	(690,597)	(18,024,566)	(16,007,398)	(27,720,171)
Interest income (expense), net	(52,560)	(11,234)	(195,940)	(206,806)
Loss from continuing operations before income taxes	(743,157)	(18,035,800)	(16,203,338)	(27,926,977)
Income tax expense	-	28,509	-	65,611
Net loss from continuing operations	(743,157)	(18,064,309)	(16,203,338)	(27,992,588)
Discontinued operations	(576,793)	(3,357,480)	(2,887,968)	(4,941,637)
Gain from disposal of discontinued business	298,154	-	298,154	-
Net loss	$(1,021,796)	$(21,421,789)	$(18,793,152)	$(32,934,225)
Per Common Share (Basic and Diluted):
Net loss from continuing operations, net of tax	$(0.06)	$(1.43)	$(1.28)	$(2.28)
Discontinued operations, net of tax	(0.02)	(0.27)	(0.20)	(0.40)
Net loss	$(0.08)	$(1.70)	$(1.48)	$(2.68)
Weighted average common shares outstanding-basic and diluted	12,739,326	12,588,819	12,683,764	12,270,546

FORTRESS INTERNATIONAL GROUP, INC.
ADJUSTED EBITDA RECONCILIATION

	(Unaudited) For the Three Months Ended December 31,		(Unaudited) For the Year Ended December 31,
	2009	2008	2009	2008
Net loss from continuing operations	$(743,157)	$(18,064,309)	$(16,203,338)	$(27,992,588)
Interest (income) expense, net	52,560	11,234	195,940	206,806
Income tax expense	-	28,509	-	65,611
Depreciation and amortization	106,187	110,964	412,161	464,438
Amortization of intangibles	-	609,954	919,230	2,279,309
EBITDA	(584,410)	(17,303,648)	(14,676,007)	(24,976,424)
Stock and warrant-based compensation	340,793	473,911	1,468,891	1,678,159
Impairment loss on goodwill and other intangibles	-	17,596,409	10,254,904	20,828,460
Provision for bad debts	(678,376)	29,933	346,083	119,728
Adjusted EBITDA from continuing operations	$(921,993)	$796,605	$(2,606,129)	$(2,350,077)
Discontinued operations Adjusted EBITDA	(70,826)	1,178,827	1,250,891	1,641,176
Total Adjusted EBITDA	$(992,819)	$1,975,432	$(1,355,238)	$(708,901)